                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            CLEVELAND-CLIFFS INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         JOHN E. LENHARD, SECRETARY AND ASSISTANT GENERAL COUNSEL
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                         [Insert Cleveland-Cliffs Logo]

                                                                  March 25, 1994

To the Shareholders of
  CLEVELAND-CLIFFS INC

     Your Board of Directors and management hereby inform you that the Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at the Stouffer Tower City Plaza Hotel, 24 Public Square, Cleveland, Ohio 44113 on Tuesday, May 10, 1994 at 9:00 A.M. (Cleveland time).

     At the meeting, shareholders will act upon the election of Directors and a proposal to ratify the appointment of Ernst & Young as independent public accountants. An explanation of each of these matters is contained in the attached Proxy Statement.

     The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting right by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend, you will be entitled to vote in person.

     We look forward to meeting with shareholders at the Annual Meeting.

                                        Sincerely,

                                        /s/ M. Thomas Moore

                                        M. THOMAS MOORE
                                        Chairman and Chief Executive Officer


***************************************************************************
*   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.
*  WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE      *
*  ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID      *
*  ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.    *
***************************************************************************

                         [Insert Cleveland-Cliffs Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 25, 1994

Dear Shareholder:

     The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), will be held at the Stouffer Tower City Plaza Hotel, 24 Public Square, Cleveland, Ohio 44113 on Tuesday, May 10, 1994 at 9:00 A.M. (Cleveland time) for the purpose of considering and acting upon:

          1. A proposal to elect 12 Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

          2. A proposal to ratify the appointment of Ernst & Young as the firm of independent public accountants to examine the financial statements of the Company and its consolidated affiliates for the year 1994; and

          3. Such other matters as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 14, 1994, are entitled to notice of and to vote at such meeting and any adjournment or adjournments thereof.

                                            Very truly yours,

                                            /s/ John E. Lenhard

                                            John E. Lenhard, Secretary


***************************************************************************
*  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.        *
*  WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE      *
*  ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID      *
*  ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.    *
***************************************************************************

                         [Insert Cleveland-Cliffs Logo]

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                 MARCH 25, 1994

                  SOLICITATION, USE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), for use at the Annual Meeting of Shareholders to be held on May 10, 1994, and any adjournment or adjournments thereof ("Meeting"). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     As of March 14, 1994, the record date for the determination of persons entitled to vote at the Meeting, there were 12,079,085 of the Company's Common Shares, par value $1.00 per share ("Common Shares"), outstanding. Each Common Share is entitled to one vote. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 25, 1994.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 12 nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

     Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company's Regulations.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Based upon information received from the respective Directors as of February 28, 1994 (except as otherwise indicated), the following information is furnished with respect to each person nominated for election as a Director.

                     NAME, AGE AND PRINCIPAL OCCUPATION AND                      FIRST BECAME
                        EMPLOYMENT DURING PAST FIVE YEARS                          DIRECTOR
                     --------------------------------------                      ------------
ROBERT S. COLMAN, 52, Founder and Partner since February, 1991 of Colman, Furlong    1991
     & Co., a private merchant banking firm; previously Mr. Colman formed R. S.
     Colman Company, also a merchant banking firm; from September, 1978 through
     December, 1988, Mr. Colman was founding partner of Robertson, Colman &
     Stephens, an investment banking firm. Mr. Colman is a Director of HealthCare
     COMPARE Corp. and New Image Industries, Inc.
JAMES D. IRELAND III, 44, Managing Director since January 1, 1993 of Capital One     1986
     Partners, Inc., a private merchant banking firm; Mr. Ireland is also
     President since before 1989 of Briseis Capital Corporation a private merchant banking firm. Mr. Ireland is a Director of Sun Coast Industries,
     Inc.
G. FRANK JOKLIK, 65, Retired in June, 1993. Former President and Chief Executive     1994
     Officer since before 1989 of Kennecott Corporation, an international mining company. Mr. Joklik is a Director of First Security Corporation and U.S.
     Borax Inc. Mr. Joklik is also Chairman of the Salt Lake City Bid Committee for 2002 Olympic Winter Games.
E. BRADLEY JONES, 66, Retired. Former Chairman and Chief Executive Officer from      1985
     July 1, 1982 through December 31, 1984 of LTV Steel Company, a major steel manufacturer. During the same period, Mr. Jones was a Group Vice President and Director of The LTV Corporation, a diversified manufacturer of steel, aerospace and defense products. Mr. Jones is a Director of Birmingham Steel
     Corporation, Consolidated Rail Corporation, Hyster-Yale Materials Handling,
     Inc., NACCO Industries, Inc., RPM, Inc. and TRW Inc. Mr. Jones is also a trustee of Fidelity Funds and First Union Real Estate Equity and Mortgage
     Investments.
LESLIE L. KANUK, 64, Professor of Marketing since before 1989 at Baruch College,     1991
     City University of New York. Dr. Kanuk is former Chairman of the Federal
     Maritime Commission and Director (and former Chairman) of the
     Containerization and Intermodal Institute, a U.S.-based forum for international transportation issues. Other Board memberships include the
     Board of Visitors, Maine Maritime Academy; Board of Trustees, United
     Seamen's Service; Board of Advisors, Center for Management Research/Baruch
     College; and (formerly) the Maritime Transportation Research Board of the
     National Academy of Sciences.
GILBERT H. LAMPHERE, 41, Co-Chairman and Chief Executive Officer since November,     1991
     1991, of The Noel Group, Inc., a diversified holding company; Mr. Lamphere is also Chairman and Chief Executive Officer since January, 1990 and
     President since November, 1989 of The Prospect Group, Inc., a diversified holding company. Since before 1989 until November, 1989, Mr. Lamphere was
     Chairman of the Executive Committee of The Prospect Group, Inc. Mr. Lamphere
     is a Director of The Noel Group, Inc., The Prospect Group, Inc., Recognition
     International Inc., Global Natural Resources Inc., Sylvan Foods Holdings,
     Inc., Illinois Central Corporation, Illinois Central Railroad Company, R.P.
     Scherer Corporation, Children's Discovery Centers of America, Inc., Lincoln
     Snacks Company, Belding Heminway Company, Inc. and Simmons Outdoor
     Corporation.

                     NAME, AGE AND PRINCIPAL OCCUPATION AND                      FIRST BECAME
                        EMPLOYMENT DURING PAST FIVE YEARS                          DIRECTOR
                     --------------------------------------                      ------------
M. THOMAS MOORE, 59, Chairman and Chief Executive Officer of the Company since       1986
     May 10, 1988, and President and Chief Executive Officer since January 1,
     1987. Mr. Moore is a Director of KeyCorp, Capitol American Financial
     Corporation and The LTV Corporation. Mr. Moore is also a Director and member of the executive committees of the American Iron and Steel Institute, the
     American Iron Ore Association and the American Mining Congress.
STEPHEN B. ORESMAN, 61, President, since January, 1991, of Saltash, Ltd.,            1991
     management consultants; from September, 1988 through December, 1990, Mr.
     Oresman served as Vice President of The Canaan Group, Ltd., management consultants; from September, 1987 through September, 1988, Mr. Oresman served as a Managing Director of Golenberg Associates, investment bankers;
     and from May, 1986 through September, 1987, Mr. Oresman served as President of the Diversified Agency Services Group of Omnicom and its predecessor,
     BBDO, advertising groups. Prior to May, 1986, Mr. Oresman was with
     Booz-Allen & Hamilton, Inc., management consultants, for 19 years where he was Senior Vice President and Chairman of Booz-Allen & Hamilton
     International. Mr. Oresman is a Director of Grossman's, Inc., Technology
     Solutions Company, TriNet Corporate Realty Trust Inc. and Osiris
     Therapeutics Inc.
ALAN SCHWARTZ, 53, Professor of Law at the Yale Law School and Professor at the      1991
     Yale School of Organization and Management since before 1989. Mr. Schwartz was a Resident Professor at the California Institute of Technology since before 1987 through July 1987.
SAMUEL K. SCOVIL, 70, Retired. Former Chairman and Chief Executive Officer of the    1973
     Company since before 1989. Mr. Scovil is a Director of Holnam Inc.
JEPTHA H. WADE, 69, Retired. Former partner in the law firm of Choate, Hall &        1957
     Stewart since before 1989; from January 1, 1988 through December 31, 1989,
     Mr. Wade was of counsel to that law firm. Mr. Wade is a trustee of the State
     Street Research and Met-Life State Street Mutual Funds.
ALTON W. WHITEHOUSE, 66, Retired. Former Chairman and Chief Executive Officer        1972
     since before 1989 of The Standard Oil Company (Ohio), an integrated petroleum company. Mr. Whitehouse is a Director of The Timken Company.

     Mr. E. Mandell de Windt, currently a Director of the Company, reached normal retirement age on March 31, 1993, and has not been nominated for re-election as a Director.

     THE DIRECTORS RECOMMEND A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board of Directors have diversified professional experience in general management, mining, finance, law, education, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Ten of the twelve nominees have no present or former employment relationship with the Company. None of the nominees have any business relationship with the Company. All members of the Audit and Compensation and Organization Committees are independent Directors. A majority of the members of each other committee are independent Directors. The average age of the nominees is 59, ranging from 41 to 70. The average service of the Directors is 9 years, ranging from less than one year to 36 years.

     During 1993, ten regularly scheduled and special meetings of the Board of Directors were held and twenty meetings of all standing Board committees were held. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman, and telephone conferences with the Chairman, Directors, and others regarding matters of interest and concern to the Company. The Board of Directors have active Executive, Audit, Compensation and Organization, Finance, Long Range Planning, and Public Affairs Committees. All committees regularly report their activities, actions, and recommendations to the Board. Four Directors attended 100 percent of the meetings of the Company's Board of Directors and Board Committees of which they were a member, four Directors attended over 90 percent of such meetings, two Directors attended over 80 percent of such meetings, and Mr. Oresman, due to surgery during the year, and Mr. de Windt each attended under 75 percent of such meetings.

     The Executive Committee consists of Messrs. Colman, Ireland, Jones, Lamphere, Moore, Scovil and Wade and Mr. Moore serves as Chairman. This Committee normally meets only when action is required before a regular Board meeting. It is empowered to act for the full Board of Directors on all matters, except it has no authority to fill vacancies among Directors or in any Committee of Directors, change officers of the Company, or declare dividends. Its members include the chairmen of the other standing committees. The Committee held no meetings during 1993.

     The Audit Committee consists of Dr. Kanuk and Messrs. Oresman, Schwartz and Wade and Mr. Wade serves as Chairman. The Committee reviews with the Company's management, the internal auditors and the independent public accountants, the Company's policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in the Company's accounting principles or financial reporting practices; reviews independent public accounting services; and recommends to the Board of Directors the firm of independent public accountants to examine the Company's financial statements. The Committee held three meetings during 1993.

     The Compensation and Organization Committee consists of Messrs. Colman, de Windt, Ireland, Jones and Lamphere and Mr. Jones serves as Chairman. The Committee recommends to the Board of Directors the officers, director nominees, and compensation of officers and directors; administers the Company's compensation plans for officers and directors; reviews various matters relating to organization and compensation; and obtains the advice of outside experts with regard to compensation matters. Shareholders wishing to nominate director candidates for consideration by the Committee can do so by writing to the Secretary of the Company, giving the candidate's name, appropriate biographical data and qualifications. The Committee held eight meetings during 1993.

     The Finance Committee consists of Messrs. Ireland, Jones, Lamphere and Whitehouse and Mr. Ireland serves as Chairman. The Committee reviews the Company's financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held three meetings during 1993.

     The Long Range Planning Committee consists of the full Board of Directors and Mr. Moore serves as Chairman. The Committee facilitates informed decisions by the Board through comprehensive review of business strategy and other subjects. The Committee held four meetings during 1993.

     The Public Affairs Committee consists of Messrs. Oresman, Schwartz, Scovil and Whitehouse and Mr. Scovil serves as Chairman. The Committee reviews the Company's programs in regard to public policy matters. The Committee held two meetings during 1993.

                            DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $18,000 and a fee of $750 for each Board of Directors' meeting and for each Board committee meeting attended, together with certain insurance benefits. The Chairmen of the Audit, Compensation and Organization, Finance, and Public Affairs Committees each receive an annual retainer of $2,500. Under the Company's 1992 Incentive Equity Plan, non-employee Directors receive an option to purchase 500 Common Shares of the Company when such person first becomes a non-employee Director, and receive an additional option to purchase 500 Common Shares immediately after each annual meeting thereafter for so long as such person continues to be a non-employee Director. In order to attract and retain qualified Directors, the Company has had a Retirement Plan for Non-Employee Directors since 1984. Upon completing five years of active service as a member of the Board of Directors, or upon a "change of control", a non-employee Director is eligible to participate in such plan. Pursuant to such plan, the participant receives during his or her lifetime the annual retainer paid to all non-employee Directors, reduced for service of less than five years in the event of a change of control, subsequent to such participant's retirement from the Board of Directors. During 1981, the Company established a Plan for Deferred Payment of Directors' Fees pursuant to which any Director may elect to defer payment of all or a portion of compensation earned as a Director. At the election of the Director, compensation deferred is payable in a lump sum or installments over a period of not more than ten years, and the payment may commence in the calendar year following either the year in which the Director ceases to serve as a Director or the year in which the Director attains his or her sixty-fifth birthday. The Company has entered into trust agreements with Society National Bank relating to the Retirement Plan for Non-Employee Directors and the Plan for Deferred Payment of Directors' Fees in order to establish arrangements for the funding and payment of the Company's obligations to beneficiaries under such Plans.

     In addition to the annual retainer and meeting fees to which Mr. Scovil is entitled, he received in 1993 $20,000 for consulting and advisory services. From January 1, 1994 through December 31, 1996, Mr. Scovil will receive $20,000 per year for consulting and advisory services.

          SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

     The following table sets forth the amount and percent of Common Shares which, as of February 28, 1994 (except as otherwise indicated), are deemed under the rules of the Securities and Exchange Commission ("SEC") to be "beneficially owned" by each Director, excluding the Chief Executive Officer, by the five most highly compensated executive officers, by such persons and the other executive officers as a group, and by any person or "group" (as that term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding Common Shares.

                                              AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
    DIRECTORS (EXCLUDING        ---------------------------------------------------------------------------
         DIRECTOR AND                             INVESTMENT POWER          VOTING POWER
  CHIEF EXECUTIVE OFFICER        BENEFICIAL      -------------------     -------------------     PERCENT OF
        M.T. MOORE)             OWNERSHIP(2)      SOLE       SHARED       SOLE       SHARED       CLASS(3)
- ----------------------------    ------------     -------     -------     -------     -------     ----------
Robert S. Colman............         1,155         1,155         -0-       1,155         -0-           --
E. Mandell de Windt.........         1,500         1,500         -0-       1,500         -0-           --
James D. Ireland III........       269,142         2,500     266,642(4)    2,500     266,642(4)      2.23%
G. Frank Joklik.............           -0-           -0-         -0-         -0-         -0-           --
E. Bradley Jones............         1,500         1,500         -0-       1,500         -0-           --
Leslie L. Kanuk.............         1,155         1,155         -0-       1,155         -0-           --
Gilbert H. Lamphere.........         1,155         1,155         -0-       1,155         -0-           --
Stephen B. Oresman..........         1,155         1,155         -0-       1,155         -0-           --
Alan Schwartz...............         1,155         1,155         -0-       1,155         -0-           --
Samuel K. Scovil............        15,598        15,598         -0-      15,598         -0-           --
Jeptha H. Wade..............         6,000         6,000         -0-       6,000         -0-           --
Alton W. Whitehouse.........         1,400         1,400         -0-       1,400         -0-           --

  NAMED EXECUTIVE OFFICERS
- ----------------------------
M. Thomas Moore.............        52,000        52,000         -0-      52,000         -0-           --
William R. Calfee...........        19,910        19,905           5      19,905           5           --
Frank S. Forsythe...........        10,915         8,408       2,507       8,408       2,507           --
John S. Brinzo..............        27,818        18,957       8,861      18,957       8,861           --
Thomas J. O'Neil............         2,000         2,000         -0-       2,000         -0-           --
All Directors and Executive
  Officers as a Group
  (18 Persons)..............       426,729       148,714     278,015     148,714     278,015         3.53%

                                                          AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                        -----------------------------------------------------------------------------------
                                                            INVESTMENT POWER              VOTING POWER
                                         BENEFICIAL      -----------------------     -----------------------     PERCENT OF
           OTHER PERSONS                OWNERSHIP(2)       SOLE         SHARED         SOLE         SHARED        CLASS(3)
- ------------------------------------    ------------     ---------     ---------     ---------     ---------     ----------
Harris Associates L.P. (5)
  2 North LaSalle Street, Suite 500
  Chicago, IL 60602.................      1,186,383      1,153,783        32,600           -0-           -0-         9.83%

Merrill Lynch & Co., Inc. (6)
  800 Scudders Mill Road
  Princeton, NJ 08543...............      1,063,125            -0-     1,063,125           -0-     1,063,125         8.80%

Neuberger & Berman (7)
  605 Third Avenue
  New York, NY 10158................        897,900            -0-       897,900       702,500       192,300         7.47%

- ---------------

(1) Under the rules of the SEC, "beneficial ownership" includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to "beneficially own" the securities even if he has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because "beneficial ownership" extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed "beneficially owned" by two or more persons shown in the table. Information with respect to "beneficial ownership" shown in the tables above is based upon information supplied by the Directors and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2) Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from February 28, 1994. Except for Mr. Moore, Mr. Scovil and Mr. Joklik, each of the Directors has such options with respect to 1,000 Common Shares; each of the executive officers named in the table has such options as follows: Mr. Moore, 15,032 Common Shares; Mr. Calfee, 4,375 Common Shares; Mr. Forsythe, 4,250 Common Shares; Mr. Brinzo, 8,000 Common Shares; and Mr. O'Neil, -0-Common Shares; and the Directors and executive officers as a group have such options with respect to 44,157 Common Shares.

(3) Less than 1%, except as otherwise indicated.

(4) Of the 269,142 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a record holder of 2,500 shares. The remaining 266,642 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 18,474 shares.

(5) The information shown above was taken from the Amendment No. 3 to Schedule 13G dated February 11, 1994, as filed by Harris Associates L.P. and Harris Associates, Inc., the sole General Partner of Harris Associates L.P., with the SEC.

(6) The information shown above was taken from the Schedule 13G dated February 14, 1994, as filed by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Merrill Lynch Asset Management, L.P. and Merrill Lynch Capital Fund, Inc. with the SEC.

(7) The information shown above was taken from the Schedule 13G dated January 31, 1994, as filed by Neuberger & Berman with the SEC.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation provided to the Company's five most highly compensated executive officers during or with respect to the year shown for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                        -------------------------
                                                                                                 AWARDS
                                                     ANNUAL COMPENSATION                -------------------------
                                          -----------------------------------------     RESTRICTED     SECURITIES
                                                                     OTHER ANNUAL         STOCK        UNDERLYING
            NAME AND                       SALARY       BONUS       COMPENSATION(1)     AWARDS(3)       OPTIONS
       PRINCIPAL POSITION          YEAR     ($)          ($)              ($)              ($)            (#)
- ---------------------------------  ----   --------     --------     ---------------     ----------     ----------
M. Thomas Moore                    1993   $422,500     $175,000              --          $109,442(4)         -0-
(Chairman and Chief Executive      1992    395,000      150,000              --               -0-            -0-
Officer)                           1991    395,000      225,000              --            52,930(5)         -0-

William R. Calfee                  1993    250,000       60,000              --            48,514(4)         -0-
(Senior Executive-Commercial)      1992    239,000       60,000              --               -0-            -0-
                                   1991    239,000      100,000              --            34,011(5)         -0-

Frank S. Forsythe                  1993    235,000       60,000              --            28,607(4)         -0-
(Senior Executive-Operations)      1992    225,000       55,000              --               -0-            -0-
                                   1991    225,000       75,000              --            11,086(5)         -0-

John S. Brinzo                     1993    210,000       65,000              --            54,388(4)         -0-
(Senior Executive-Finance)         1992    200,000       55,000              --               -0-            -0-
                                   1991    179,375       75,000              --            28,378(5)         -0-

Thomas J. O'Neil                   1993    147,500       30,000              --               -0-(4)         -0-
(Senior Vice President-Technical)  1992    140,000       25,000          50,216               -0-            -0-
                                   1991     17,500(2)       -0-              --            71,250(6)         -0-


                                              ALL OTHER
            NAME AND                      COMPENSATION(7)(8)
       PRINCIPAL POSITION          YEAR          ($)
- ---------------------------------  ----   ------------------
M. Thomas Moore                    1993    $ 14,978
(Chairman and Chief Executive      1992      16,296
Officer)                           1991        --

William R. Calfee                  1993       8,250
(Senior Executive-Commercial)      1992       8,495
                                   1991          --

Frank S. Forsythe                  1993      11,599
(Senior Executive-Operations)      1992       7,528
                                   1991          --

John S. Brinzo                     1993       7,447
(Senior Executive-Finance)         1992       8,636
                                   1991          --

Thomas J. O'Neil                   1993       5,236
(Senior Vice President-Technical)  1992       4,200
                                   1991          --

- ---------------

(1) The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission. In 1992, Mr. O'Neil was reimbursed for moving, temporary living and real estate commission expenses in the amount of $45,109.

(2) Mr. O'Neil joined the Company as Senior Vice President-Operations in November, 1991.

(3) The aggregate number of shares of Restricted Stock held by Messrs. Moore, Calfee, Forsythe, Brinzo and O'Neil, as of December 31, 1993 was 4,057, 1,828, 1,511, 1,888, and 1,200, respectively. The aggregate value of such shares as of December 31, 1993 was $151,630, $68,321, $56,474, $70,564, and
    $44,850, respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company's other Common Shares.

(4) On July 28, 1993, the Company made awards to Messrs. Moore, Calfee, Forsythe, Brinzo and O'Neil of 3,447, 1,528, 901, 1,713 and -0-shares of Restricted Stock, respectively. These awards of Restricted Stock are tied to certain stock options granted in 1987, 1988 and 1990. The shares of Restricted Stock will vest in the same proportion as the underlying stock options to which such shares are tied when such options are exercised by the optionee; however, in no event will the shares of Restricted Stock vest prior to one year following the date of the award.

(5) On March 11, 1991, the Company made awards to Messrs. Moore, Calfee, Forsythe, Brinzo and O'Neil of 1,757, 1,129, 368, 942 and -0-shares of Restricted Stock, respectively. These awards of Restricted Stock were tied to certain stock options granted in 1987 and 1988, all of which have been exercised. The shares of Restricted Stock vested in the same proportion as the underlying stock options to which such shares were tied when such options were exercised by the optionee; however, in no event did the shares of Restricted Stock vest prior to six months following the date of the award.

(6) On November 18, 1991, the Company awarded 2,000 shares of Restricted Stock to Mr. O'Neil. One-fifth of such Restricted Stock vested on each of the first and second anniversaries of such award and the balance will vest to the extent of one-fifth on each of the third, fourth and fifth anniversaries of the date of the award.

(7) Amounts indicated for 1993 include cash contributed by the Company under the Cliffs Salaried Employees Supplemental Retirement Savings Plan as follows:
    $5,392, $8,250, $5,202, $5,127 and $5,236 on behalf of Messrs. Moore,
    Calfee, Forsythe, Brinzo and O'Neil, respectively; cash contributed by the Company under the Voluntary Non-Qualified Deferred Compensation Plan as follows: $9,586, $-0-, $3,139, $2,320, and $-0-on behalf of Messrs. Moore,
    Calfee, Forsythe, Brinzo and O'Neil, respectively; and cash in the amount of $3,258 contributed by the Company under the Investment Credit Employee Stock Ownership Plan on behalf of Mr. Forsythe.

(8) In accordance with the transitional provisions applicable to the revised rules on director and executive officer compensation disclosure adopted by the Securities and Exchange Commission, amounts of All Other Compensation are not required to be presented for the 1991 fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information about stock options exercised by the Company's five most highly compensated executive officers during the last fiscal year and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of such fiscal year.

                             SHARES                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                            ACQUIRED                      UNDERLYING UNEXERCISED            "IN-THE-MONEY" OPTIONS
                               ON          VALUE           OPTIONS AT FY-END(#)                 AT FY-END ($)
                            EXERCISE      REALIZED     -----------------------------     -----------------------------
         NAME                 (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -----------------------    ----------     --------     -----------     -------------     -----------     -------------
M. Thomas Moore              13,000       $182,223        17,000             -0-          $ 293,378            -0-
William R. Calfee             4,375         48,050         4,375             -0-             75,502            -0-
Frank S. Forsythe             4,250         64,844         4,250             -0-             73,344            -0-
John S. Brinzo                7,000         82,678         8,000             -0-            138,060            -0-
Thomas J. O'Neil                -0-            -0-           -0-             -0-                -0-            -0-

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's officers average 23 years of experience in the iron and steel business. The Committee believes that the officers and other management personnel have generally directed the affairs of the Company effectively under difficult business conditions in a changing and cyclical industry.

COMPENSATION POLICIES AND OBJECTIVES

     The Company's philosophy is to maintain total compensation for all employees which is competitive with industrial companies, considering individual responsibilities and other comparative factors. The Company's compensation structure assists in retention of experienced employees and places a significant portion of executive compensation at risk with the performance of the Company and the individual.

     Executive compensation consists of salary, current incentive, long-term incentive, general employee benefits, and certain minor executive benefits. In determining the actual level and components of compensation, the Committee reviews survey information, Company and individual performance, recommendations of the Chief Executive Officer, and the general business environment. The Committee also uses independent consultants from time to time and has recently employed a consultant to assist the Committee in designing an equity incentive program under the 1992 Incentive Equity Plan.

     In establishing salary and bonus target compensation levels for management positions, the Company reviews survey data representing a broad group of companies of comparable scope and activity, including steel companies and many other industrial companies. The Company has selected the S&P Steel Group Index and the S&P Miscellaneous Metals Group Index for use in the stock price performance graph on page 11 because no meaningful iron ore producer peer group index is available and the steel industry is the Company's sole customer base.

     The Committee has reviewed the proposed regulations under the federal income tax legislation adopted during 1993 which limits the deductibility of certain executive compensation in excess of $1 million and has determined that any non-deductible payments under the Company's existing compensation programs would be highly unlikely.

BASE SALARIES

     The Company's objective is to maintain base salaries at the 50th percentile of industry survey data. Merit salary increases are awarded periodically based on individual performance when economic conditions allow. Executive officers received no salary increases in 1991 and 1992 except for certain promotional increases. On January 1, 1993, executive officers received merit increases averaging approximately 5 percent; however, their annual bonus targets were reduced by approximate offsetting amounts in order to mitigate the Company's cost impact.

CURRENT INCENTIVE (ANNUAL BONUS OPPORTUNITY)

     The Company maintains a Management Performance Incentive Plan ("MPI Plan") which provides the opportunity for executive officers and other eligible management employees to earn an annual cash bonus. The MPI Plan was established in 1993 as a successor plan to the previous Incentive Bonus Plan. The MPI Plan essentially adopted the principles of the previous plan but broadened the eligible group of employees. The change was designed to be cost-neutral to the Company.

     Under the MPI Plan, each participant has a designated "target" bonus according to the participant's position level. The target for executive officers ranges from 30 to 70 percent of the officer's salary range midpoint. Actual awards may range from zero to 150 percent of the target amount for a participant.

     Company and executive officer goals are reviewed by the Board of Directors at the beginning of each year and performance is reviewed at regular Board meetings throughout the year. At the end of each year, the Committee determines the total bonus pool and individual awards, considering the Chief Executive Officer's recommendations and the Committee's review of Company, unit, and individual performance for the year in relation to past results, current year goals, strategic objectives, and the competitive and economic environment.

     Judgment rather than a formula is used in determining current incentive awards. The Company's earnings trend is a key determinant, but other accomplishments or disappointments with implications for future Company results may be more important in any year. MPI Plan awards may reflect judgment of individual or group performance in the primary area of responsibility of the individual or group, in such areas as sales, new business development, operating cost reduction, technological advances, product and process quality, safety and environmental management, financial planning, expenditure control, human resource policies, legal activities, and public affairs. The benefit to the Company of the cumulative performance and experience of the executive may also be considered. All such matters are evaluated collectively without assignment of weights to individual factors.

     Bonuses for the executive officers, excluding the Chief Executive Officer, totaled $242,000 for 1993 (average 65 percent of target bonus) versus $251,000 for 1992 (average 54 percent of target bonus) and $373,000 for 1991 (average 79 percent of target bonus). In determining the 1993 bonuses for these officers, the factors described above were considered, including the Company's increased earnings, the Company's performance on numerous business objectives, and the individual performance of the officers in regard to their responsibilities and objectives.

LONG-TERM INCENTIVES

     Under the 1987 and 1992 Incentive Equity Plans approved by the shareholders, the Committee can award stock options or other forms of equity incentives to motivate participants to increase the value of the Company to shareholders. Individual awards are scaled in accordance with level of responsibility. No stock options have been awarded to executive officers since 1990.

     The exercise price of all stock options has been the market price when awarded, adjusted for business spinoffs and special distributions to shareholders. Options have not been repriced for "under water" situations. In 1993, the price of unexercised options was reduced and restricted stock awards were made to reflect the equivalent value of The LTV Corporation claim recovery which was distributed to the Company's shareholders. The executive officers were awarded 8,192 shares of restricted stock in 1993 to reflect the LTV claim recovery distribution and to correct a deficiency in prior option price adjustments for a special distribution to shareholders in 1991.

CHIEF EXECUTIVE OFFICER COMPENSATION

     M. Thomas Moore has 34 years of experience in the iron and steel industries, including 27 years with the Company. Mr. Moore has served as a senior officer of the Company since 1968, as Chief Executive Officer since January 1, 1987, and as Chairman since May 10, 1988.

     The MPI Plan award to Mr. Moore for 1993 was $175,000 (59 percent of target bonus) compared to $150,000 or 47 percent of target bonus in 1992 and $225,000 or 71 percent of target bonus in 1991. The Committee concluded that such award for 1993 was appropriate in view of the Company's and Mr. Moore's performance in 1993 on the factors described above, including the Company's increased earnings, the Company's performance on numerous business objectives, and his performance in regard to such objectives and his responsibilities. In accordance with its policy, the Committee considered all matters collectively in determining the award.

     Except for the adjustments applicable to other Incentive Equity Plan participants noted above under "Long-Term Compensation", no stock options or restricted stock was awarded to Mr. Moore during 1993.

     The Chief Executive Officer is not present when the Committee reviews his performance and determines his compensation.

OTHER

     In 1987, the Company began a major restructuring and recovery from the depressed basic industry conditions of the 1982-1986 period. For the period, 1987 through 1993, net income totaled $287 million, cash flow from operating activities (before working capital changes) totaled $366 million, and the market value of the Company's Common Shares, plus special distributions to shareholders, increased by $466 million.

     The total return, consisting of share price appreciation and assumed reinvested dividends, on the Company's Common Shares between December 31, 1986 and December 31, 1993, substantially exceeded the total returns of the S&P 500 Stock Index, the S&P Steel Group Index, and the S&P Miscellaneous Metals Group Index as shown on the accompanying graph. For the same period, personal income on stock option exercises and restricted stock awards under the 1987 Incentive Equity Plan for the Chief Executive Officer and all Incentive Equity Plan participants equaled 0.6 percent and 3.1 percent, respectively, of the growth in shareholder value. The Committee believes that such income represented a modest cost to the Company in relation to the substantial increase in shareholder value associated with the Company's recovery.

     For the five-year period ended December 31, 1993, the total return on the Company's Common Shares was 98.3 percent which exceeded the three comparative indices as shown on the accompanying graph. The Committee believes that the long-term and cyclical nature of the Company's business, plus independent fluctuations in stock markets, make shorter term comparison of executive compensation and stock prices inappropriate.

     The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

                                            E. B. Jones, Chairman
                                            R. S. Colman
                                            E. M. de Windt
                                            J. D. Ireland III
                                            G. H. Lamphere

                         SHAREHOLDER RETURN PERFORMANCE

     Set forth below is a line graph comparing the cumulative total shareowner return on the Company's Common Shares against the cumulative total return of the S&P 500 Stock Index, the S&P Steel Group Index and the S&P Miscellaneous Metals Group Index for the period commencing January 1, 1987 and ending December 31, 1993.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     CLIFFS' COMMON SHARES, S&P 500 STOCK INDEX, S&P STEEL GROUP INDEX, AND
                      S&P MISCELLANEOUS METALS GROUP INDEX
                           (YEARS 1987 THROUGH 1993)

      Year ending December 31               Cliffs' Common     S&P 500         S&P Steel       S&P Misc.
                                                                                 Group       Metals Group
       1986                                   $ 29.53         $ 81.56         $ 51.31         $ 43.14
       1987                                     46.24           85.76           81.93           75.87
       1988                                    100.00          100.00          100.00          100.00
       1989                                    110.33          131.68           96.73          115.10
       1990                                    105.98          127.59           81.39          109.35
       1991                                    165.72          166.49          100.00          123.38
       1992                                    168.96          179.18          130.82          132.38
       1993                                    198.30          197.23          172.16          147.47

       Percentage Increase 1986-1993             572%            142%            236%            242%

Graph assumes reinvestment of all dividends. Cliffs' return includes the reinvestment of proceeds from securities distributed to shareholders in 1988 and 1993.

                                PENSION BENEFITS

     The following table shows the approximate maximum annual pension benefit under the Company's qualified pension plans, together with the Supplemental Plan described below, which would be payable to employees in various compensation classifications at age 65 with representative years of service. The amounts listed in the table are computed on an automatic joint and survivorship annuity basis and are subject to an offset for Social Security benefits through December 31, 1993 and the equivalent offset thereafter.

     AVERAGE ANNUAL
  COMPENSATION FOR 60
  HIGHEST CONSECUTIVE                                            ANNUAL BENEFITS FOR
   MONTHS IN LAST 120                                        YEARS OF SERVICE INDICATED
    MONTHS PRECEDING         -------------------------------------------------------------------------------------------
        RETIREMENT             15 YRS.         20 YRS.         25 YRS.         30 YRS.         35 YRS.         40 YRS.
- ------------------------     -----------     -----------     -----------     -----------     -----------     -----------
        $100,000              $  27,225       $  35,100       $  42,975       $  50,850       $  58,725       $  66,600
         150,000                 39,038          50,850          62,663          74,475          86,288          98,100
         200,000                 50,850          66,600          82,350          98,100         113,850         129,600
         250,000                 62,663          82,350         102,038         121,725         141,413         161,100
         300,000                 74,475          98,100         121,725         145,350         168,975         192,600
         350,000                 86,288         113,850         141,413         168,975         196,537         224,100
         400,000                 98,100         129,600         161,100         192,600         224,100         255,600
         450,000                109,913         145,350         180,788         216,225         251,662         287,100
         500,000                121,725         161,100         200,475         239,850         279,225         318,600
         550,000                133,538         176,850         220,163         263,475         306,788         350,100
         600,000                145,350         192,600         239,850         287,100         334,350         381,600
         650,000                157,163         208,350         259,538         310,725         361,913         413,100
         675,000                163,069         216,225         269,381         322,538         375,694         428,850

     The table is based on a 1 1/2% pension formula, includes the impact of a 5% add-on for employees who retire at age 65 under the 30 year or 65/10 retirement provision between January 1, 1994 and December 31, 1999, and includes a $300 monthly pension supplement payable for 12 months after retirement for employees who retire at age 65 under the 30 year or 65/10 retirement provisions after January 1, 1994 and prior to January 1, 1997. The Internal Revenue Code of 1986 (the "Code") places limitations on the benefits which may be paid from a qualified pension plan. The Company has a nonqualified Supplemental Retirement Benefit Plan ("Supplemental Plan") providing for the payment from general funds of the benefits which would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

     The compensation used to determine benefits under the Company's pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company's executive officers during 1993 included the amount shown for 1993 in the Salary column of the Summary Compensation Table on page 7, plus 25 percent of the amount of bonus earned in 1992, as shown in the Bonus column of the Summary Compensation Table for 1992, which amount was paid during 1993. Pensionable earnings in 1993 for Messrs. Moore, Calfee, Forsythe, Brinzo and O'Neil were $460,000, $265,000, $248,750, $223,750 and $153,750, respectively, because 75 percent of the bonus for 1992 was paid in 1992. Messrs. Moore, Calfee, Forsythe, Brinzo and O'Neil have 27, 21, 17, 24 and 2 years of credited service under the Company's qualified pension plan, respectively.

                          AGREEMENTS AND TRANSACTIONS

     The Company has entered into agreements ("Agreements") dated February 1, 1992 with M. Thomas Moore, Chairman and Chief Executive Officer, William R. Calfee, Senior Executive-Commercial, Frank S. Forsythe, Senior Executive-Operations, and John S. Brinzo, Senior Executive-Finance, which specify certain financial arrangements that the Company will provide upon the termination of such individuals' employment with the Company under certain circumstances. The Agreements are intended to ensure continuity and stability of executive management of the Company. The Agreements provide that, in the event of a "change of control" of the Company (as defined in the Agreements), such individuals would continue their employment with the Company in their then current positions for a period of 3 years following such "change of control".

     Under the Agreements, during the 3-year period following a "change of control", each officer would be entitled to receive base pay and incentive compensation equivalent to that received prior to the "change of control", and to continue participation in employee benefit plans. The Agreements also provide that the officer would receive age and service pension credit through the 3-year term for pension benefit purposes and provide 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the sole purpose of determining when the officer would be eligible for commencement of a 30-year pension benefit. If during the 3-year period, the officer is terminated by the Company without "cause", becomes disabled, or resigns after (i) not being maintained in his prior position, (ii) being reduced in compensation or benefits, (iii) determining he is unable to carry out his duties and responsibilities, or (iv) being relocated or required to travel excessively without his consent, such officer would be entitled to lump sum payments of the then present value of the base pay, incentive compensation, and pension benefits that he would be entitled to receive under the agreement for the remainder of the 3-year period, and would be entitled to continue participation in medical and other welfare benefit plans. The Agreements also entitle the officers to welfare benefit continuation for life upon retirement or following termination, unless the termination was for "cause". In addition, the Agreements provide that officers are eligible for reimbursement of reasonable outplacement expenses. The aggregate payments to any officer under the Agreements may not exceed the maximum amount the Company can deduct for Federal income tax purposes, taking into account the rules applicable under the Code.

     None of these arrangements create employment obligations for the Company unless a "change of control" has occurred, prior to which time the Company and such officer each reserves the right to terminate their employment relationship. Both before and after the occurrence of a "change of control", the Company may terminate the employment of any of such officers for "cause", without an obligation to pay severance compensation or benefits.

     In January 1992, the Board of Directors of the Company approved and adopted, effective February 1, 1992, the Severance Pay Plan for Key Employees ("Severance Plan") which presently covers 16 key employees. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a "change of control" of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the 3-year period following a "change of control" a participant is terminated by the Company without "cause" or resigns after (i) not being maintained in his or her prior position, (ii) being reduced in compensation or benefits, (iii) determining he or she is unable to carry out his or her duties and responsibilities, or (iv) being relocated or required to travel excessively without consent, he or she is entitled to receive (a) a lump sum payment in the amount of 1 or 2 years of base pay and incentive compensation (depending upon position), (b) age and service credit for the full 3-year term for pension benefit purposes, and (c) 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the purpose of determining eligibility for commencement of 30-year pension and other benefits. Participants are entitled to continue participation in health and life insurance plans for 1 or 2 years or (if earlier) until covered by similar plans sponsored by a subsequent employer, and are entitled to medical and other welfare benefit continuation for life following termination, beginning upon the date that the participant would have had 30 years of service with the Company without such termination (including credit for the 3-year term and "industry service" as described above). Also, participants are eligible for reimbursement of reasonable outplacement expenses. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to a "change of control" employment agreement or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company's then current operating funds. The aggregate payments to any participant under the Severance Plan may not exceed the maximum amount the Company can deduct for Federal income tax purposes, taking into account the rules applicable under the Code. None of the obligations of the Company described above exist unless a "change of control" has occurred.

     The Company has entered into two trust agreements with Society National Bank which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the the key employees under the Severance Plan.

     The Company has entered into indemnification agreements ("Indemnification Agreements") with each current member of the Board and Mr. Brinzo. The form and execution of the Indemnification Agreements were approved by the Company's shareholders at the Annual Meeting convened on April 29, 1987. Such agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his service as a member of the Board or as an officer. In connection with the foregoing Indemnification Agreements, the Company has entered into a trust agreement with Society National Bank pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the agreements.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (PROPOSAL NO. 2)

     A proposal will be presented at the Meeting to ratify the appointment of the firm of Ernst & Young as independent public accountants to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 1994. Representatives of Ernst & Young are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although such ratification is not required by law, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young as the Company's independent public accountants would be considered by the Board in determining whether or not to continue the engagement of Ernst & Young.

     THE DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS YOUR COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 ANNUAL REPORT

     The Company's 1993 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report please contact the Company's Investor Relations Department at (216) 694-5459.

                              GENERAL INFORMATION

     The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $9,500, plus reasonable expenses.

     Pursuant to regulations of the SEC, the material appearing under the captions "Compensation Committee Report on Executive Compensation" and "Shareholder Return Performance" are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A promulgated by the SEC or
Section 18 of the Securities Exchange Act of 1934.

     The Common Shares represented by properly executed proxy cards will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR ratification of Ernst & Young as the firm of independent public accountants to examine the books of account and other records of the Company and its consolidated affiliates for fiscal year 1994 and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

     At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving the greatest number of votes will be elected. Votes withheld in respect of the election of Directors will not be counted in determining the outcome of that vote. In respect of the appointment of the independent public accountants, abstentions will be treated as votes against the proposal, and broker non-votes will be treated as having no effect on the outcome of the vote.

     If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors' nominees as is possible.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1995 Annual Meeting of Shareholders must be received by your Company on or before November 23, 1994 to be included in the proxy materials of your Company relating to such meeting.

***************************************************************************
*                                                                         *
*                               IMPORTANT                                 *
*                               ---------                                 *
*       TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION    *
*       OF BUSINESS AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE      *
*       ENCLOSED PROXY CARD PROMPTLY.                                     *
*                                                                         *
***************************************************************************

                                                  CLEVELAND-CLIFFS INC

                                                       NOTICE OF
                                                     ANNUAL MEETING
                                                    OF SHAREHOLDERS
                                                     TO BE HELD ON
                                                      MAY 10, 1994
                                                          AND
                                                    PROXY STATEMENT

PROXY                             CLEVELAND-CLIFFS INC

                18TH FLOOR DIAMOND BUILDING - CLEVELAND, OHIO 44114-2589

COMMON         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SHARES
             The undersigned hereby appoints R. S. Colman, E. M. de Windt,
             J. D. Ireland III, E. B. Jones, and G. H. Lamphere, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares held of record by the undersigned on March 14, 1994, at the Annual Meeting of Shareholders to be held on May 10, 1994, or at any adjournment or adjournments thereof, as follows:

                       Election of Directors, Nominees:
                       R. S. Colman, J. D. Ireland III, G. Frank Joklik,
                       E. B. Jones, L. L. Kanuk, G. H. Lamphere,
                       M. T. Moore, S. B. Oresman, A. Schwartz,
                       S. K. Scovil, J. H. Wade, A. W. Whitehouse.


    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 INCLUSIVE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                     (TO BE SIGNED AND DATED ON OTHER SIDE)
                                                                SEE REVERSE
                                                                   SIDE


  /X/  PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.






                        FOR  WITHHELD                                                       FOR   AGAINST   ABSTAIN

    1. ELECTION OF     /  /    /  /                 2. RATIFICATION OF THE APPOINTMENT       /  /    /  /    /  /
       DIRECTORS                                       OF ERNST & YOUNG AS INDEPENDENT
       (see reverse)                                   PUBLIC ACCOUNTANTS

     For, except vote withheld  from                   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
     the following nominee(s):                         OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     _______________________________________


                                                                             NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                                                             When signing as attorney, executor, administrator,
 SIGNATURE(S)____________________________________   DATE _______ , 1994      trustee or guardian, please give full title as
                                                                             such and if signing for a corporation please give
 SIGNATURE(S) ___________________________________   DATE _______ , 1994      your title. When shares are in the names of more
                                                                             than one person, each should sign.
